Exhibit 10.18

EMPLOYMENT AND NONCOMPETITION AGREEMENT

THIS EMPLOYMENT AND NONCOMPETITION AGREEMENT (the “Agreement”) is made and entered into as of January 5, 2004, by and among Avocent California Corp. (formerly known as Crystal Link Technologies, a California corporation (“Employer”), Avocent Huntsville Corp., an Alabama corporation (“AHC”), Avocent Corporation, a Delaware corporation, and Rick Moore (the “Employee”).

RECITALS

WHEREAS, Avocent Corporation and its affiliates including Avocent International Ltd., Avocent Huntsville Corp., and Avocent Redmond Corp. (Avocent Corporation and its affiliates are collectively referred to in this Agreement as “Avocent”) are engaged in the business of designing, manufacturing, and selling wired and wireless connectivity solutions for enterprise data centers, service providers, and financial institutions; and

WHEREAS, on the date of this Agreement, Employer became a wholly-owned subsidiary of AHC under the terms and conditions of that certain Agreement and Plan of Reorganization by and among Avocent Corporation, Avocent California Acquisition Corp., and Crystal Link Technologies dated November 15, 2003 (the “Reorganization Agreement”).  Pursuant to the Reorganization Agreement, (i) Avocent California Acquisition Corp., a California corporation and a wholly-owned subsidiary of AHC, merged with and into Crystal Link Technologies (the “Merger”), and upon the Merger, Crystal Link Technologies became a wholly-owned subsidiary of AHC and changed its name to Avocent California Corp.

WHEREAS, Employer desires to employ the Employee and the Employee is willing to accept such employment by Employer on the terms and subject to the conditions set forth in this Agreement.

AGREEMENT

THE PARTIES HERETO AGREE AS FOLLOWS:

1.             DUTIES.  During the term of this Agreement, the Employee agrees to be employed by Employer and to serve Avocent as its Senior Vice President of Wireless Technology.  The Employee shall devote such of his business time, energy, and skill to the affairs of Avocent and Employer as shall be necessary to perform the duties of Senior Vice President of Wireless Technology.  The Employee shall report to the President and Chief Executive Officer and the Executive Vice President of Employer and Avocent Corporation and to the Boards of Directors of the Employer and Avocent Corporation, and at all times during the term of this Agreement, the Employee shall have powers and duties at least commensurate with his position as Senior Vice President of Wireless Technology of Avocent Corporation.

2.             TERM OF EMPLOYMENT.

2.1           DEFINITIONS.  For purposes of this Agreement the following terms shall have the following meanings:

(a)           “TERMINATION FOR CAUSE” shall mean termination by the Employer or Avocent Corporation of the Employee’s employment with the Employer or Avocent by reason of the Employee’s willful dishonesty towards, fraud upon, or deliberate injury or attempted injury to, the Employer or Avocent or by reason of the Employee’s willful material breach of this Agreement which has resulted in material injury to the Employer or Avocent.

(b)           “TERMINATIONS OTHER THAN FOR CAUSE” shall mean termination by the Employer or Avocent Corporation of the Employee’s employment with the Employer or Avocent (other than in a Termination for Cause) and shall include (i) any constructive termination of the Employee’s employment by reason of material breach of this Agreement by the Employer or Avocent, such constructive termination to be effective upon thirty (30) days written notice from the Employee to the Employer of such constructive termination and (ii) any attempt to relocate outside of the vicinity of Escondido, California:  (x) the Employee, (y) the Employee’s duties and responsibilities, or (z) the Employer’s office at which Employee is employed.  Notwithstanding the foregoing, Employee agrees that a change in his duties and responsibilities shall not result in a constructive termination under this Section 2.1(b) unless such change results in a substantial diminution of Employee’s duties and responsibilities n.

(c)           “VOLUNTARY TERMINATION” shall mean termination by the Employee of the Employee’s employment with the Employer or Avocent other than (i) constructive termination as described in subsection 2.1(b), (ii) “Termination Upon a Change in Control” as described in Section 2.1(e), and (iii) termination by reason of the Employee’s disability or death as described in Sections 2.5 and 2.6.

(d)           “TERMINATION UPON A CHANGE IN CONTROL” shall mean (i) a termination by the Employee of the Employee’s employment with the Employer or Avocent within six (6) months following any “Change in Control” or (ii) any termination by the Employer or Avocent Corporation of the Employee’s employment with the Employer or Avocent(other than a Termination for Cause) within eighteen (18) months following any “Change in Control.”

(e)           “CHANGE IN CONTROL” shall mean, after the date of this Agreement, any one of the following events:

(i)            Any person (other than Avocent Corporation) acquires beneficial ownership of Employer’s, AHC’s, or Avocent Corporation’s securities and is or thereby becomes a beneficial owner of securities entitling such person to exercise twenty-five percent (25%) or more of the combined voting power of Employer’s, AHC’s, or Avocent Corporation’s then outstanding stock.  For purposes of this Agreement, “beneficial ownership” shall be determined in accordance with Regulation 13D under the Securities Exchange Act of 1934, or any similar successor regulation or rule; and the term “person” shall include any natural person, corporation, partnership, trust or association, or any group or combination thereof, whose ownership of Employer’s, AHC’s, or Avocent Corporation’s securities would be required to be reported under such Regulation 13D, or any similar successor regulation or rule.

(ii)           Within any twenty-four (24) month period, the individuals who were Directors of Avocent Corporation at the beginning of any such period, together with any other Directors first elected as directors of Avocent Corporation pursuant to nominations approved or ratified by at least two-thirds (2/3) of the Directors in office immediately prior to any such election, cease to constitute a majority of the Board of Directors of Avocent Corporation.

(iii)          Avocent Corporation’s stockholders approve:

(1)           any consolidation or merger of Avocent Corporation in which Avocent Corporation is not the continuing or surviving corporation or pursuant to which shares of Avocent Corporation common stock would be converted into cash, securities or other property, other than a merger or consolidation of Avocent Corporation in which the holders of Avocent Corporation’s common stock immediately prior to the merger or consolidation have substantially the same proportionate ownership and voting control of the surviving corporation immediately after the merger or consolidation; or

(2)           any sale, lease, exchange, liquidation or other transfer (in one transaction or a series of transactions) of all or substantially all of the assets of Avocent Corporation.

Notwithstanding subparagraphs (e)(iii)(1) and (e)(iii)(2) above, the term “Change in Control” shall not include (i) a consolidation, merger, or other reorganization if upon consummation of such transaction all of the outstanding voting stock of Avocent Corporation is owned, directly or indirectly, by a holding company, and the holders of Avocent Corporation’s common stock immediately prior to the transaction have substantially the same proportionate ownership and voting control of such holding company after such transaction or (ii) any transaction contemplated by or described in the Reorganization Agreement and/or resulting from the closing of the transactions described in the Reorganization Agreement including, without limitation, the Merger.

2.2           BASIC TERM.  The term of employment of the Employee by the Employer shall be for the period beginning on the date of this Agreement, and ending on December 31, 2007, unless terminated earlier pursuant to this Section 2.  At any time before December 31, 2007, the Employer and the Employee may by mutual written agreement extend the Employee’s employment under the terms of this Agreement for such additional periods as they may agree.

2.3           TERMINATION FOR CAUSE.  Termination For Cause may be effected by the Employer at any time during the term of this Agreement and shall be effected by thirty (30) days written notification to the Employee from the Boards of Directors of Employer and Avocent Corporation stating the reason for termination.  Upon Termination For Cause, the Employee immediately shall be paid all accrued salary, bonus compensation to the extent earned, vested deferred compensation, if any (other than pension plan or profit sharing plan benefits which will be paid in accordance with the applicable plan), any benefits under any plans of Employer or Avocent in which the Employee is a participant to the full extent of the Employee’s rights under such plans, accrued vacation pay and any appropriate business expenses incurred by the Employee in connection with his duties hereunder, all to the date of termination, but the Employee shall not be paid any other compensation or reimbursement of any kind, including without limitation, severance compensation.

2.4           TERMINATION OTHER THAN FOR CAUSE.  Notwithstanding anything else in this Agreement, the Employer may effect a Termination Other Than For Cause at any time upon giving thirty (30) days written notice to the Employee of such termination.  Upon any Termination Other Than For Cause, the Employee shall immediately be paid all accrued salary, bonus compensation to the extent earned, vested deferred compensation, if any (other than pension plan or profit sharing plan benefits which will be paid in accordance with the applicable plan), any benefits under any plans of Employer or Avocent in which the Employee is a participant to the full extent of the Employee’s rights under such plans, accrued vacation pay and any appropriate business expenses incurred by the Employee in connection with his duties hereunder, all to the date of termination, and all severance compensation provided in Section 4.2, but no other compensation or reimbursement of any kind.

2.5           TERMINATION BY REASON OF DISABILITY.  If, during the term of this Agreement, the Employee, in the reasonable judgment of the Board of Directors of Avocent Corporation, has failed to perform his duties under this Agreement on account of illness or physical or mental incapacity, and such illness or incapacity continues for a period of more than six (6) consecutive months, the Employer shall have the right to terminate the Employee’s employment hereunder by delivery of written notice to the Employee at any time after such six month period and payment to the Employee of all accrued salary, bonus compensation to the extent earned, additional bonus compensation in an amount equal to the average annual bonus earned by the Employee after the Merger as an employee of Avocent Corporation and its affiliates in the two (2) years (or such lesser period following the Merger) immediately preceding the date of termination, vested deferred compensation, if any (other than pension plan or profit sharing plan benefits which will be paid in accordance with the applicable plan), any benefits under any plans of Employer or Avocent in which the Employee is a participant to the full extent of the Employee’s rights under such plans (including having the vesting of any awards granted to the Employee under any AHC or Avocent stock option plans fully accelerated), accrued vacation pay and any appropriate business expenses incurred by the Employee in connection with his duties hereunder, all to the date of termination, with the exception of medical and dental benefits which shall continue through the expiration of this Agreement, but the Employee shall not be paid any other compensation or reimbursement of any kind, including without limitation, severance compensation.

2.6           TERMINATION BY REASON OF DEATH.  In the event of the Employee’s death during the term of this Agreement, the Employee’s employment shall be deemed to have terminated as of the last day of the month during which his death occurs and the Employer shall pay to his estate or such beneficiaries as the Employee may from time to time designate all accrued salary, bonus compensation to the extent earned, vested deferred compensation, if any (other than pension plan or profit sharing plan benefits which will be paid in accordance with the applicable plan), any benefits under any plans of Employer or Avocent in which the Employee is a participant to the full extent of the Employee’s rights under such plans (including having the vesting of any awards granted to the Employee under any AHC or Avocent stock option plans fully accelerated), accrued vacation pay and any appropriate business expenses incurred by the Employee in connection with his duties hereunder, all to the date of termination, but the Employee’s estate shall not be paid any other compensation or reimbursement of any kind, including without limitation, severance compensation.

2.7           VOLUNTARY TERMINATION.  Notwithstanding anything else in this Agreement, the Employee may effect a Voluntary Termination at any time upon giving thirty (30) days written notice to the Employer of such termination.  In the event of a Voluntary Termination, the Employer shall immediately pay all accrued salary, bonus compensation to the extent earned, vested deferred compensation, if any (other than pension plan or profit sharing plan benefits which will be paid in accordance with the applicable plan), any benefits under any plans of Employer or Avocent in which the Employee is a participant to the full extent of the Employee’s rights under such plans, accrued vacation pay and any appropriate business expenses incurred by the Employee in connection with his duties hereunder, all to the date of termination, but no other compensation or reimbursement of any kind, including without limitation, severance compensation.

2.8           TERMINATION UPON A CHANGE IN CONTROL.  In the event of a Termination Upon a Change in Control, the Employee shall immediately be paid all accrued salary, bonus compensation to the extent earned, vested deferred compensation, if any (other than pension plan or profit sharing plan benefits which will be paid in accordance with the applicable plan), any benefits under any plans of Employer or Avocent in which the Employee is a participant to the full extent of the Employee’s rights under such plans (including having the vesting of any awards granted to the Employee under any AHC or Avocent stock option plans fully accelerated), accrued vacation pay and any appropriate business expenses incurred by the Employee in connection with his duties hereunder, all to the date of termination, and all severance compensation provided in Section 4.1, but no other compensation or reimbursement of any kind.

3.             SALARY, BENEFITS AND BONUS COMPENSATION.

3.1           BASE SALARY.  Effective on the date of the Merger, as payment for the services to be rendered by the Employee as provided in Section 1 and subject to the terms and conditions of Section 2, the Employer agrees to pay to the Employee a “Base Salary” at the rate of $150,000 per annum, payable in equal bi-weekly installments.  The Base Salary for each calendar year (or proration thereof) beginning January 1, 2004 shall be determined by the Board of Directors of Avocent Corporation upon a recommendation of the Compensation Committee of Avocent Corporation (the “Compensation Committee”), which shall authorize an increase in the Employee’s Base Salary in an amount which, at a minimum, shall be equal to the cumulative cost-of-living increment on the Base Salary as reported in the “Consumer Price Index for All Urban Consumers (CPI-U), All Items Index, for San Diego, CA” published by the U.S. Department of Labor (using January 1, 2003, as the base date for computation prorated for any partial year).  The Employee’s Base Salary shall be reviewed annually by the Board of Directors and the Compensation Committee of Avocent Corporation.

3.2           BONUSES.  The Employee shall be eligible to receive a bonus for each calendar year (or portion thereof) during the term of this Agreement and any extensions thereof, with the actual amount of any such bonus to be determined in the sole discretion of the Board of Directors of Avocent Corporation based upon its evaluation of the Employee’s performance during such year.  All such bonuses shall be payable during the last month of the fiscal year or within forty-five (45) days after the end of the fiscal year to which such bonus relates.  All such bonuses shall be reviewed annually by the Compensation Committee of Avocent Corporation.

3.3           ADDITIONAL BENEFITS.  During the term of this Agreement, the Employee shall be entitled to the following fringe benefits:

(a)           THE EMPLOYEE BENEFITS.  The Employee shall be eligible to participate in such of Avocent’s benefits and deferred compensation plans as are now generally available or later made generally available to executive officers or Avocent, including, without limitation, stock option plans, Section 401(k) plan, profit sharing plans, deferred compensation plan, annual physical examinations, dental and medical plans, personal catastrophe and disability insurance, retirement plans and supplementary executive retirement plans, if any.  For purposes of establishing the length of service under any benefit plans or programs of AHC or Avocent, the Employee’s employment with the Employer (or any successor) will be deemed to have commenced on the date that Employee first commenced employment with Crystal Link Technologies, which was August 3, 2001.

(b)           VACATION.  The Employee shall be entitled to vacation in accordance with the Avocent Corporation’s vacation policy but in no event less than three (3) weeks during each year of this Agreement.

(c)           LIFE INSURANCE.  For the term of this Agreement and any extensions thereof, the Employer shall at its expense procure and keep in effect term life insurance on the life of the Employee, payable to such beneficiaries as the Employee may from time to time designate, in an aggregate amount equal to three times the Employee’s Base Salary.  Such policy shall be owned by the Employee or by any person or entity with an insurable interest in the life of the Employee.

(d)           REIMBURSEMENT FOR EXPENSES.  During the term of this Agreement, the Employer or Avocent Corporation shall reimburse the Employee for reasonable and properly documented out-of-pocket business and/or entertainment expenses incurred by the Employee in connection with his duties under this Agreement in accordance with Avocent’s standard reimbursement policies.

4.             SEVERANCE COMPENSATION.

4.1           SEVERANCE COMPENSATION IN THE EVENT OF A TERMINATION UPON A CHANGE IN CONTROL.  In the event of a Termination Upon a Change in Control, the Employee shall be paid as severance compensation his Base Salary (at the rate payable at the time of such termination) for a period of twelve (12) months from the date of such Termination Upon a Change in Control, on the dates specified in Section 3.1, and the Employee shall also be paid an amount equal to the average annual bonus earned by the Employee after the Merger as an employee of Avocent Corporation and its affiliates in the two (2) years (or such lesser period following the Merger) immediately preceding the date of termination.  Notwithstanding anything in this Section 4.1 to the contrary, the Employee may in the Employee’s sole discretion, by delivery of a notice to the Employer within thirty (30) days following a Termination Upon a Change in Control, elect to receive from the Employer a lump sum severance payment by bank cashier’s check equal to the present value of the flow of cash payments that would otherwise be paid to the Employee pursuant to this Section 4.1.  Such present value shall be determined as of the date of delivery of the notice of election by the Employee and shall be based on a discount rate equal to the interest rate of

90-day U.S. Treasury bills, as reported in The Wall Street Journal (or similar publication), on the date of delivery of the election notice.  If the Employee elects to receive a lump sum severance payment, Avocent Corporation shall cause the Employer to make such payment to the Employee within ten (10) days following the date on which the Employee notifies the Employer of the Employee’s election.  The Employee shall also be entitled to have the vesting of any awards granted to the Employee under any AHC or Avocent stock option plans fully accelerated.  The Employee shall be provided with medical plan benefits under any health plans of Avocent or Employer in which the Employee is a participant to the full extent of the Employee’s rights under such plans for a period of twelve (12) months from the date of such Termination Upon a Change in Control (even if Employee elects to receive a lump sum severance payment).

4.2           SEVERANCE COMPENSATION IN THE EVENT OF A TERMINATION OTHER THAN FOR CAUSE.  In the event of a Termination Other Than for Cause, the Employee shall be paid as severance compensation his Base Salary (at the rate payable at the time of such termination) for a period of twelve (12) months from the date of such termination, on the dates specified in Section 3.1, and Employee shall also be paid an amount equal to the average annual bonus earned by the Employee after the Merger as an employee of Avocent Corporation and its affiliates in the two (2) years (or such lesser period following the Merger) immediately preceding the date of termination.  Notwithstanding anything in this Section 4.2 to the contrary, the Employee may in the Employee’s sole discretion, by delivery of a notice to the Employer within thirty (30) days following a Termination Other Than for Cause, elect to receive from the Employer a lump sum severance payment by bank cashier’s check equal to the present value of the flow of cash payments that would otherwise be paid to the Employee pursuant to this Section 4.2.  Such present value shall be determined as of the date of delivery of the notice of election by the Employee and shall be based on a discount rate equal to the interest rate on 90-day U.S. Treasury bills, as reported in The Wall Street Journal (or similar publication), on the date of delivery of the election notice.  If the Employee elects to receive a lump sum severance payment, Avocent Corporation shall cause the Employer to make such payment to the Employee within ten (10) days following the date on which the Employee notifies the Employer of the Employee’s election.  The Employee shall also be entitled to have the vesting of any awards granted to the Employee under any AHC or Avocent stock option plans fully accelerated. The Employee shall be provided with medical plan benefits under any health plans of Avocent or Employer in which the Employee is a participant to the full extent of the Employee’s rights under such plans for a period of twelve (12) months from the date of such Termination Other Than for Cause (even if Employee elects to receive a lump sum severance payment).

4.3           NO SEVERANCE COMPENSATION UNDER OTHER TERMINATION.  In the event of a Voluntary Termination, Termination For Cause, termination by reason of the Employee’s disability pursuant to Section 2.5, termination by reason of the Employee’s death pursuant to Section 2.6, the Employee or his estate shall not be paid any severance compensation.

5.             NON-COMPETITION OBLIGATIONS.  Unless waived or reduced by the Employer or Avocent, during the term of this Agreement and (i) for a period of twenty-four (24) months after the termination of this Agreement for any reason that occurs prior to the fifth (5th) anniversary of the Merger, or (ii) for a period of twelve (12) months after the Merger, the Employee will not, without the Employer’s and Avocent Corporation’s prior written consent, directly or indirectly, alone or as a partner, joint venturer, officer, director, employee, consultant, agent, independent contractor or stockholder of any company or business, engage in any business activity in the United States, Canada, Europe, or Asia which is substantially similar to or in direct competition with any of the business activities of or services provided by the Employer or Avocent at such time.  Notwithstanding the foregoing, the ownership by the Employee of not more than five percent (5%) of the shares of stock of any corporation having a class of equity securities actively traded on a national securities exchange or on The Nasdaq Stock Market shall not be deemed, in and of itself, to violate the prohibitions of this Section 5.

6.             MISCELLANEOUS.

6.1           PAYMENT OBLIGATIONS.  If litigation after a Change in Control shall be brought to enforce or interpret any provision contained herein, the Employer and Avocent Corporation, to the extent permitted by applicable law and the Employer’s and Avocent Corporation’s Articles of Incorporation and Bylaws, each hereby indemnifies the Employee for the Employee’s reasonable attorneys’ fees and disbursements incurred in such litigation.

6.2           GUARANTEE.  Avocent Corporation hereby unconditional and irrevocable guarantees all payment obligations of the Employer under this Agreement, including, without limitation, the Employer’s obligations under Sections 2, 3, 4, and 6 hereof.

6.3           WITHHOLDINGS.  All compensation and benefits to the Employee hereunder shall be reduced by all federal, state, local, and other withholdings and similar taxes and payments required by applicable law.

6.4           WAIVER.  The waiver of the breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of the same or other provision hereof.

6.5           ENTIRE AGREEMENT; MODIFICATIONS.  Except as otherwise provided herein, this Agreement represents the entire understanding among the parties with respect to the subject matter hereof, and this Agreement supersedes any and all prior understandings, agreements, plans and negotiations, whether written or oral with respect to the subject matter hereof including without limitation, the Original Employment Agreement, and any understandings, agreements or obligations respecting any past or future compensation, bonuses, reimbursements or other payments to the Employee from the Employer or Avocent Corporation.  All modifications to the Agreement must be in writing and signed by the party against whom enforcement of such modification is sought.

6.6           NOTICES.  All notices and other communications under this Agreement shall be in writing and shall be given by hand delivery or first class mail, certified or registered with return receipt requested, and shall be deemed to have been duly given upon hand delivery to an officer of the Employer or the Employee, as the case may be, or upon three (3) days after mailing to the respective persons named below:

If to the Employer/Avocent:	Avocent Corporation
4991 Corporate Drive
Huntsville, AL 35805

	Attn:	Executive Vice President
	Copy to:	General Counsel

If to the Employee:	Rick Moore

Any party may change such party’s address for notices by notice duly given pursuant to this Section 6.6.

6.7           HEADINGS.  The Section headings herein are intended for reference and shall not by themselves determine the construction or interpretation of this Agreement.

6.8           GOVERNING LAW; VENUE.  This Agreement shall be governed by and construed in accordance with the laws of the State of California.  The Employee, the Employer, and Avocent Corporation each hereby expressly consents to the exclusive venue of the state and federal courts located in San Diego, California, for any lawsuit arising from or relating to this Agreement.

6.9           ARBITRATION.  Any controversy or claim arising out of or relating to this Agreement, or breach thereof, shall be settled by arbitration in San Diego, California, in accordance with the Rules of the American Arbitration Association, and judgment upon any proper award rendered by the arbitrators may be entered in any court having jurisdiction thereof.  There shall be three (3) arbitrators, one (1) to be chosen directly by each party at will, and the third arbitrator to be selected by the two (2) arbitrators so chosen.  To the extent permitted by the Rules of the American Arbitration Association, the selected arbitrators may grant equitable relief.  Each party shall pay the fees of the arbitrator selected by him and of his own attorneys, and the expenses of his witnesses and all other expenses connected with the presentation of his case.  The cost of the arbitration including the cost of the record or transcripts thereof, if any, administrative fees, and all other fees and costs shall be borne equally by the parties.

6.10         SEVERABILITY.  If a court or other body of competent jurisdiction determines that any provision of this Agreement is excessive in scope or otherwise invalid or unenforceable, such provision shall be adjusted rather than voided, if possible, and all other provisions of this Agreement shall be deemed valid and enforceable to the extent possible.

6.11         SURVIVAL OF EMPLOYER’S OBLIGATIONS.  The Employer’s and Avocent Corporation’s obligations hereunder shall not be terminated by reason of any liquidation, dissolution, bankruptcy, cessation of business, or similar event relating to the Employer or Avocent Corporation.  This Agreement shall not be terminated by any merger or consolidation or other reorganization of the Employer or Avocent Corporation.  In the event any such merger, consolidation or reorganization shall be accomplished by transfer of stock or by transfer of assets or otherwise, the provisions of this Agreement shall be binding upon and inure to the benefit of the surviving or resulting corporation or person.  This Agreement shall be binding upon and inure to the benefit of the executors, administrators, heirs, successors and assigns of the parties; provided, however, that except as herein expressly provided, this Agreement shall not be assignable either by the Employer (except to an affiliate of the Employer (including Avocent Corporation) in which event the Employer shall remain liable if the affiliate fails to meet any obligations to make payments or provide benefits or otherwise) or by the Employee.

6.12         COUNTERPARTS.  This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one and the same Agreement.

6.13         INDEMNIFICATION.  In addition to any rights to indemnification to which the Employee is entitled to under the Employer’s or Avocent Corporation’s Articles of Incorporation and Bylaws, the Employer and Avocent Corporation shall indemnify the Employee at all times during and after the term of this Agreement to the maximum extent permitted under the corporation laws of the State of Delaware and any other applicable state law, and shall pay the Employee’s expenses in defending any civil or criminal action, suit, or proceeding in advance of the final disposition of such action, suit, or proceeding, to the maximum extent permitted under such applicable state laws.

6.14         INDEMNIFICATION FOR SECTION 4999 EXCISE TAXES.  In the event that it shall be determined that any payment or other benefit paid by the Employer or Avocent Corporation to or for the benefit of the Employee under this Agreement or otherwise, but determined without regard to any additional payments required under this Amendment (the “Payments”) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code (the “Excise Tax”), then the Employer and Avocent Corporation shall indemnify the Employee for such Excise Tax in accordance with the following:

(a)           The Employee shall be entitled to receive an additional payment from the Employer and/or Avocent Corporation equal to (i) one hundred percent (100%) of any Excise Tax actually paid or finally or payable by the Employee in connection with the Payments, plus (ii) an additional payment in such amount that after all taxes, interest and penalties incurred in connection with all payments under this Section 2(a), the Employee retains an amount equal to one hundred percent (100%) of the Excise Tax.

(b)           All determinations required to be made under this Section shall be made by the Avocent Corporation’s primary independent public accounting firm, or any other nationally recognized accounting firm reasonably acceptable to the Avocent Corporation and the Employee (the “Accounting Firm”).  Avocent Corporation shall cause the Accounting Firm to provide detailed supporting calculations of its determinations to the Employer and the Employee.  All fees and expenses of the Accounting Firm shall be borne solely by the Employer.  For purposes of making the calculations required by this Section, the Accounting Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Internal Revenue Code, provided the Accounting Firm’s determinations must be made with substantial authority (within the meaning of Section 6662 of the Internal Revenue Code). The payments to which the Employee is entitled pursuant to this Section shall be paid by the Employer and/or Avocent Corporation to the Employee in cash and in full not later than thirty (30) calendar days following the date the Employee becomes subject to the Excise Tax.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

AVOCENT CALIFORNIA CORP.:

By:	/s/ Douglas E. Pritchett
Its:	Vice President

AVOCENT HUNTSVILLE CORP.:

By:	/s/ Douglas E. Pritchett
Its:	Vice President

AVOCENT CORPORATION:

By:	/s/ Douglas E. Pritchett
Its:	Senior Vice President – Finance and Treasurer

EMPLOYEE:

/s/ Rick Moore
Rick Moore